Exhibit 99.1

For Information
James R. Edwards
303-837-2444

FOR IMMEDIATE RELEASE

SM ENERGY REPORTS RESULTS FOR THE FIRST QUARTER OF 2012;
PROVIDES OPERATIONS UPDATE

•	Quarterly production of 8.4 MMBOE, an average of 92.8MBOE/d or 557.0 MMCFE/d; in-line with quarterly guidance range of 533 - 571 MMCFE/d

•	Quarterly GAAP net income of $26.3 million, or $0.39 per diluted share

•	Adjusted net income of $32.8 million, or $0.48 per diluted share

•	Quarterly EBITDAX of $259.0 million

DENVER, CO May 2, 2012 - SM Energy Company (NYSE: SM) announces financial results for the first quarter of 2012 and provides an operations update. In addition, a new presentation for the Company's first quarter earnings and operations update will be posted on the Company's website at www.sm‑energy.com. This presentation will be referenced during the conference call scheduled for 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on May 3, 2012. Information for the earnings call can be found below.

FIRST QUARTER 2012 RESULTS

SM Energy reported net income for the first quarter of 2012 of $26.3 million or $0.39 per diluted share. This compares to a net loss of $(18.5) million, or $(0.29) per diluted share, for the same period of 2011. Adjusted net income for the first quarter of 2012 was $32.8 million, or $0.48 per diluted share, compared to adjusted net income of $28.1 million, or $0.42 per diluted share, for the same period of 2011. Adjusted net income excludes certain items that the Company believes affect the comparability of operating results. The Company generally excludes non-recurring items or items whose timing and/or amount cannot be reasonably estimated, and large non-cash items, such as gains on divestiture activity and unrealized gains or losses from derivative activity. A summary of the adjustments made to arrive at adjusted net income is presented in the table below:

Adjusted Net Income Reconciliation
(In thousands, except per share data)

Reconciliation of Net Income (GAAP) To Adjusted Net Income (Non-GAAP):
	For the Three Months Ended March 31,
	2012	2011

Reported Net Income (loss) (GAAP)	$26,336	$(18,503)
Adjustments, net of tax: (1)
Change in Net Profits Plan liability	2,470	8,886
Unrealized derivative loss	4,798	51,339
Gain on divestiture activity	(917)	(15,597)
Abandonment & impairment of unproved properties	89	1,927

Adjusted Net Income (Non-GAAP)	$32,776	$28,052

Diluted Net Income (Loss) per common share:
As reported (GAAP)	$0.39	$(0.29)
Adjusted (Non-GAAP) (2)	$0.48	$0.42

Diluted weighted-average common shares outstanding:
As reported (GAAP)	67,845	63,447
Adjusted (Non-GAAP) (2)	67,845	66,490

(1) For the three-month period ended March 31, 2012, adjustments are shown net of tax and are calculated using an effective tax rate of 37.3%, which approximates the Company's statutory tax rate, as adjusted for ordinary permanent differences. For the three-month period ended March 31, 2011, adjustments are shown net of tax using the effective income tax rate as calculated by dividing the income tax expense by income before income taxes as shown on the consolidated statement of operations for that period.

(2) Adjusted net income per diluted share is calculated using potentially dilutive securities related to unvested Restricted Stock Units, in-the-money outstanding options to purchase the Company's common stock, contingent Performance Share Awards, contingent Performance Stock Units, and shares into which the 3.50% Senior Convertible Notes may be converted, as calculated for accounting purposes using the treasury stock method as applied to the Company's net share settlement option for the notes. On a GAAP basis, these items were not treated as dilutive securities in the first quarter of 2011 as the Company reported a GAAP loss for the quarter.

Earnings before interest, taxes, depreciation, depletion, amortization, accretion, and exploration expense ("EBITDAX") increased to $259.0 million for the first quarter of 2012 from $178.0 million for the same period of 2011.

Adjusted net income and EBITDAX are non-GAAP financial measures - please refer to the respective reconciliations in the accompanying Financial Highlights section at the end of this release for additional information about these measures.

Revenues and other income for the first quarter were $377.4 million compared to $315.3 million for the same period of 2011. Below is a table that provides the average realized prices received by product for the Company, as well as the adjusted prices received after taking into account cash settlements for derivative transactions:

Average Realized Commodity Prices for Quarter Ended March 31, 2012
	Before the impact of derivative cash settlements	After the impact of derivative cash settlements

Oil ($/Bbl)	$90.67	$86.35
Gas ($/Mcf)	$2.90	$3.60
Natural gas liquids ($/Bbl)	$44.67	$42.98
Equivalent ($/MCFE)	$7.15	$7.29

The table below presents key performance measures and metrics, as well as previously provided guidance for the first quarter of 2012:

Production	Reported	1Q12 Guidance

Average daily production (MMCFE/d)	557.0	533 - 571
Total production (BCFE)	50.7	48.5 - 52.0

Costs
LOE ($/MCFE)	$0.78	$0.90 - $0.96
Transportation ($/MCFE)	$0.56	$0.65 - $0.70
Production taxes (% of pre-derivative oil, gas, and NGL revenue)	5.3%	5.5%

G&A - Other Cash ($/MCFE)	$0.41	$0.45 - $0.48
G&A - Cash NPP ($/MCFE)	$0.09	$0.08 - $0.10
G&A - Non-cash ($/MCFE)	$0.06	$0.09 - $0.11
Total G&A ($/MCFE)	$0.56	$0.62 - $0.69

DD&A ($/MCFE)	$3.35	$3.35 - $3.55
Non-cash interest expense ($MM)	$3.7	$3.7

FINANCIAL POSITION AND LIQUIDITY

At the end of the first quarter of 2012, SM Energy had total long-term debt of $1.0 billion. A summary of the Company's long-term debt is shown in the table below:

Schedule of long-term debt
($ in millions)

Debt Issue	Amount outstanding at 3/31/12
Long-term credit facility	$24
6.625% Senior Notes	350
6.50% Senior Notes	350
3.50% Senior Convertible Notes	288
Total	$1,012

On April 18, 2012, the Company's borrowing base was redetermined by its bank group and increased from $1.3 billion to $1.5 billion, which primarily reflects the results of the increase in the Company's oil and NGL-rich directed capital. As of March 31, 2012, SM Energy's debt-to-book capitalization ratio was 40% and was in compliance with all of the covenants associated with its long-term credit facility. As of April 27, 2012, the Company's outstanding balance on its long-term credit facility was approximately $58 million.

Subsequent to quarter-end, the Company called for redemption its 3.50% Senior Convertible Notes. Holders of these notes were eligible to surrender the notes for conversion into shares of the Company's common stock prior to May 1, 2012. For those holders that surrendered their notes for conversion, the Company has and will continue to settle the conversions by payment of the principal amount in cash and any excess conversion value in shares of the Company's common stock. On May 2, 2012, the Company redeemed the remaining 3.50% Senior Convertible Notes that were not surrendered for conversion. The Company has and will utilize its credit facility to fund the redemption and the cash portion of the conversion price.

OPERATIONS UPDATE

Production
SM Energy reported quarterly production of 50.7 BCFE, or an average of 557.0 MMCFE per day for the first quarter of 2012, which is within the previously provided production guidance range of 533 to 571 MMCFE per day. Reported production declined slightly from the record quarterly production of 51.3 BCFE in the fourth quarter of 2011, primarily as a result of the December 2011 consummation of the Company's Acquisition and Development Agreement with Mitsui E&P Texas LP concerning the Company's outside-operated Eagle Ford shale position. Adjusting for such transaction and other minor divestiture activity, retained quarterly production grew 4% from the fourth quarter of 2011 to the first quarter of 2012.

Production Mix
The Company's production mix in the first quarter of 2012 was approximately 30% oil, 14% NGLs, and 56% gas, which is comparable to the fourth quarter 2011 product mix of 29% oil, 15% NGLs, and 56% gas. The Company expects its production mix to shift toward liquids as it continues to direct capital to oily and NGL-rich projects. In 2012, the Company expects to allocate over 95% of its drilling and completion capital toward these projects. For 2012, the Company expects the production mix to average approximately 28% oil, 17% NGLs, and 55% gas. Based on its current projections, SM Energy expects its production mix to average 50% liquids and 50% gas in 2014.

Eagle Ford Shale
The Company's operated net production in the Eagle Ford shale averaged 178 MMCFE/d in the first quarter of 2012. This was a slight decrease from the previous quarter and was in-line with the Company's production forecast for the quarter. The expected decline was due to the combination of the Company's shift to pad drilling during the quarter as well as higher levels of down-time on base production due to nearby completion activity. During the first quarter of 2012, SM Energy operated five to six drilling rigs on its operated Eagle Ford acreage, and exited the quarter with six operated rigs. The Company plans to release one of the rigs during the second half of the year, exiting 2012 with five operated rigs.

In the non-operated portion of the the Company's Eagle Ford program, net production for the first quarter of 2012 averaged 12.9 MBOE/d. This amount reflects the reduction in its working interest as a result of the transaction with Mitsui in December of 2011. The operator ran approximately 10 drilling rigs during the first quarter of 2012.

Bakken / Three Forks
SM Energy is currently operating three drilling rigs in the North Dakota portion of the Williston Basin and plans to add a fourth operated rig in the second quarter of 2012, exiting the year with four operated rigs. The current focus of this program is the Bakken formation in the Company's Raven and Bear Den prospects in McKenzie and Williams Counties, North Dakota, and the Three Forks formation in the Company's Gooseneck prospect in Divide County, North Dakota. The Company is also participating in a number of non-operated wells throughout the Williston Basin.

Other Activity
In its Granite Wash program, the Company operated three rigs throughout the first quarter of 2012. SM Energy anticipates a similar level of activity throughout the remainder of the year. The Company currently operates one rig in the Company's Southern Rockies program, which is testing various geologic formations, including the Niobrara and Frontier, in the DJ and Powder River Basins in Wyoming. In the Permian Basin, SM Energy's efforts in the first quarter primarily focused on delineating the Mississippian limestone.

UPDATED CAPITAL, PRODUCTION, AND PERFORMANCE GUIDANCE

SM Energy is maintaining its previously provided capital expenditure forecast of $1.4 to $1.5 billion and full year 2012 production guidance range of 220 to 227 BCFE.

Following is the Company's performance guidance for the second quarter of 2012 and updated guidance for the full year 2012.

Guidance for 2012
	2Q12	FY2012
Production (BCFE)	50 - 54	220 - 227
Average daily production (MMCFE/d)	549 - 593	601 - 620
Oil production (as % of total)		~28%
Natural gas production (as % of total)		~55%
NGL production (as % of total)		~17%

LOE ($/MCFE)	$0.83 - $0.88	$0.80 - $0.85
Transportation ($/MCFE)	$0.67 - $0.71	$0.67 - $0.71
Production taxes (% of pre-derivative oil, gas, and NGL revenue)	6.3%	6.0%

G&A - other cash ($/MCFE)	$0.43 - $0.46	$0.39 - $0.43
G&A - cash NPP ($/MCFE)	$0.08 - $0.10	$0.08 - $0.10
G&A - non-cash ($/MCFE)	$0.11 - $0.13	$0.11 - $0.13
Total G&A ($/MCFE)	$0.62 - $0.69	$0.58 - $0.66

DD&A ($/MCFE)	$3.20 - $3.40	$3.10 - $3.30
Non-cash interest expense ($MM)	$1.00	$6.6

Effective income tax rate range		37.0% - 37.5%
% of income tax that is current		<5%

EARNINGS CALL INFORMATION

The Company has scheduled a teleconference to discuss these results and other operational matters for May 3, 2012, at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time). The call participation number is 877-445-0811 and the conference ID number is 74351823. An audio replay of the call will be available approximately two hours after the call at 855-859-2056, with the conference ID number 74351823. International participants can dial 617‑401-8115 to take part in the conference call, using the conference ID number 74351823, and can access a replay of the call at 404-537-3406, using conference ID number 74351823. Replays can be accessed through May 17, 2012.

This call is being webcast live and can be accessed at SM Energy Company's website at www.sm-energy.com. An audio recording of the conference call will be available at that site through May 17, 2012.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release may contain or incorporate by reference forward looking statements within the meaning of securities laws, including estimates, forecasts, plans and projections. The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements. The forward looking statements contained in this release speak as of the date of this release. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil, natural gas, and natural gas liquids prices, the uncertain nature of the expected benefits from the acquisition, divestiture, or joint venture of oil and gas properties, the uncertain nature of announced divestiture, joint venture, farm down or similar efforts and the ability to complete such transactions, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of midstream service providers to purchase or market the Company's production, the ability of purchasers of production to pay for those sales, the availability of debt and equity financing for purchasers of oil and gas properties, the ability of the banks in the Company's credit facility to fund requested borrowings, the ability of derivative counterparties to settle derivative contracts in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, the availability of drilling, completion, and operating equipment and services, the risks associated with the Company's commodity price risk management strategy, uncertainty regarding the ultimate impact of potentially dilutive securities, and other such matters discussed in the “Risk Factors” section of SM Energy's 2011 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm‑energy.com

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2012

Guidance Comparison	For the Three Months
	Ended March 31, 2012
	Actual	Guidance Range

Average daily production (MMCFE per day)	557.0	533 - 571
Total production (BCFE)	50.7	48.5 - 52.0

Lease operating expense (per MCFE)	$0.78	$0.90 - $0.96
Transportation expense (per MCFE)	$0.56	$0.65 - $0.70
Production taxes, as a percentage of pre-derivative oil, gas, and NGL revenue	5.3%	5.5%

General and administrative - other cash (per MCFE)	$0.41	$0.45 - $0.48
General and administrative - cash related to Net Profits Plan (per MCFE)	$0.09	$0.08 - $0.10
General and administrative - non-cash (per MCFE)	$0.06	$0.09 - $0.11
Total General and administrative (per MCFE)	$0.56	$0.62 - $0.69

Depreciation, depletion, and amortization (per MCFE)	$3.35	$3.35 - $3.55

Non-cash interest expense ($MM)	$3.7	$3.7

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2012

Production Data	For the Three Months
	Ended March 31,
	2012	2011	Percent Change

Average realized sales price, before the effects of
derivative cash settlements:
Oil (per Bbl)	$90.67	$85.79	6%
Gas (per Mcf)	2.90	4.35	(33)%
NGL (per Bbl)	44.67	46.65	(4)%
Equivalent (per MCFE)	$7.15	$7.65	(7)%

Average realized sales price, including the effects of
derivative cash settlements:
Oil (per Bbl)	$86.35	$75.07	15%
Gas (per Mcf)	3.60	5.04	(29)%
NGL (per Bbl)	42.98	40.89	5%
Equivalent (per MCFE)	$7.29	$7.43	(2)%

Production:
Oil (MMBbls)	2.5	1.8	41%
Gas (Bcf)	28.7	21.7	32%
NGL (MMBbls)	1.2	0.6	90%
BCFE (6:1)	50.7	36.1	40%

Average daily production:
Oil (MBbls per day)	27.6	19.8	39%
Gas (MMcf per day)	314.9	241.5	30%
NGL (MBbls per day)	12.8	6.8	87%
MMCFE per day (6:1)	557.0	401.4	39%

Per MCFE Data:
Realized price before the effects of derivative cash settlements	$7.15	$7.65	(7)%
Lease operating expense	0.78	0.92	(15)%
Transportation costs	0.56	0.41	37%
Production taxes	0.38	0.49	(22)%
General and administrative	0.56	0.72	(22)%
Operating profit, before the effects of derivative cash settlements	$4.87	$5.11	(5)%
Derivative cash settlements	0.14	(0.22)	(164)%
Operating profit, including the effects of derivative cash settlements	$5.01	$4.89	2%
Depletion, depreciation, amortization, and
asset retirement obligation liability accretion	$3.35	$2.92	15%

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2012

Consolidated Statements of Operations
(In thousands, except per share amounts)	For the Three Months
	Ended March 31,
	2012	2011
Operating revenues and other income:
Oil, gas, and NGL production revenue	$362,595	$276,313
Realized hedge gain (loss)	1,652	(1,375)
Gain on divestiture activity	1,462	24,915
Marketed gas system and other operating revenue	11,714	15,476
Total operating revenues and other income	377,423	315,329

Operating expenses:
Oil, gas, and NGL production expense	87,132	65,812
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	169,570	105,356
Exploration	18,607	12,712
Abandonment and impairment of unproved properties	142	3,079
General and administrative	28,142	25,861
Change in Net Profits Plan liability	3,939	14,195
Unrealized and realized derivative loss	2,216	88,429
Marketed gas system and other expense	11,450	19,857
Total operating expenses	321,198	335,301

Income (loss) from operations	56,225	(19,972)

Nonoperating income (expense):
Interest income	70	128
Interest expense	(14,278)	(9,714)

Income (loss) before income taxes	42,017	(29,558)
Income tax benefit (expense)	(15,681)	11,055

Net income (loss)	$26,336	$(18,503)

Basic weighted-average common shares outstanding	64,104	63,447

Diluted weighted-average common shares outstanding	67,845	63,447

Basic net income (loss) per common share	$0.41	$(0.29)

Diluted net income (loss) per common share	$0.39	$(0.29)

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2012

Consolidated Balance Sheets
(In thousands, except per share amounts)	March 31,	December 31,
ASSETS	2012	2011
Current assets:
Cash and cash equivalents	$286	$119,194
Accounts receivable	224,335	210,368
Refundable income taxes	2,575	5,581
Prepaid expenses and other	44,141	68,026
Derivative asset	67,457	55,813
Deferred income taxes	4,950	4,222
Total current assets	343,744	463,204

Property and equipment (successful efforts method), at cost:
Land	1,550	1,548
Proved oil and gas properties	4,657,347	4,378,987
Less - accumulated depletion, depreciation, and amortization	(1,888,104)	(1,766,445)
Unproved oil and gas properties	130,688	120,966
Wells in progress	213,280	273,428
Materials inventory, at lower of cost or market	14,150	16,537
Oil and gas properties held for sale	42,189	246
Other property and equipment, net of accumulated depreciation of $25,048 in 2012 and $23,985 in 2011	106,904	71,369
Total property and equipment, net	3,278,004	3,096,636

Other noncurrent assets:
Derivative asset	30,595	31,062
Restricted cash	114,343	124,703
Other noncurrent assets	78,412	83,375
Total other noncurrent assets	223,350	239,140

Total Assets	$3,845,098	$3,798,980

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$413,211	$456,999
Derivative liability	50,764	42,806
Other current liabilities	7,550	6,000
Total current liabilities	471,525	505,805

Noncurrent liabilities:
Long-term credit facility	24,000	—
3.50% Senior Convertible Notes, net of unamortized discount of $0 in 2012 and $2,431 in 2011	287,500	285,069
6.625% Senior Notes	350,000	350,000
6.50% Senior Notes	350,000	350,000
Asset retirement obligation	87,647	87,167
Asset retirement obligation associated with oil and gas properties held for sale	1,770	1,277
Net Profits Plan liability (note 11)	111,670	107,731
Deferred income taxes	583,660	568,263
Derivative liability	25,397	12,875
Other noncurrent liabilities	61,505	67,853
Total noncurrent liabilities	1,883,149	1,830,235

Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued: 64,231,114 shares in 2012 and 64,145,482 shares in 2011; outstanding, net of treasury shares: 64,150,047 shares in 2012 and 64,064,415 shares in 2011	642	641
Additional paid-in capital	222,353	216,966
Treasury stock, at cost: 81,067 shares in 2012 and 2011	(1,544)	(1,544)
Retained earnings	1,274,287	1,251,157
Accumulated other comprehensive loss	(5,314)	(4,280)
Total stockholders' equity	1,490,424	1,462,940

Total Liabilities and Stockholders’ Equity	$3,845,098	$3,798,980

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2012

Consolidated Statements of Cash Flows
(In thousands)	For the Three Months
	Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$26,336	$(18,503)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on divestiture activity	(1,462)	(24,915)
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	169,570	105,356
Exploratory dry hole expense	606	40
Abandonment and impairment of unproved properties	142	3,079
Stock-based compensation expense	4,350	5,551
Change in Net Profits Plan liability	3,939	14,195
Unrealized derivative loss	7,652	82,012
Amortization of debt discount and deferred financing costs	3,665	3,620
Deferred income taxes	15,288	(18,174)
Other	(1,118)	(2,006)
Changes in current assets and liabilities:
Accounts receivable	(13,967)	16,385
Refundable income taxes	3,006	3,730
Prepaid expenses and other	(3,003)	20,959
Accounts payable and accrued expenses	(26,951)	(28,341)
Excess income tax benefit from the exercise of stock awards	—	(6,303)
Net cash provided by operating activities	188,053	156,685

Cash flows from investing activities:
Net proceeds from sale of oil and gas properties	1,679	39,023
Capital expenditures	(335,015)	(309,691)
Other	1,550	(2,355)
Net cash used in investing activities	(331,786)	(273,023)

Cash flows from financing activities:
Proceeds from credit facility	26,000	102,000
Repayment of credit facility	(2,000)	(150,000)
Net proceeds from 6.625% Senior Notes	—	341,435
Proceeds from sale of common stock	1,038	3,460
Excess income tax benefit from the exercise of stock awards	—	6,303
Other	(213)	(643)
Net cash provided by financing activities	$24,825	$302,555

Net change in cash and cash equivalents	$(118,908)	$186,217
Cash and cash equivalents at beginning of period	119,194	5,077
Cash and cash equivalents at end of period	$286	$191,294

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2012

Adjusted Net Income
(In thousands, except per share data)

Reconciliation of net income (GAAP)	For the Three Months
to Adjusted net income (Non-GAAP):	Ended March 31,
	2012	2011

Reported net income (loss) (GAAP)	$26,336	$(18,503)

Adjustments net of tax: (1)
Change in Net Profits Plan liability	2,470	8,886
Unrealized derivative loss	4,798	51,339
Gain on divestiture activity	(917)	(15,597)
Abandonment and impairment of unproved properties	89	1,927

Adjusted net income (Non-GAAP) (2)	$32,776	$28,052

Diluted Net Income (Loss) per common share:
As reported (GAAP)	$0.39	$(0.29)
Adjusted (Non-GAAP) (3)	$0.48	$0.42

Diluted weighted-average common shares outstanding:
As reported (GAAP)	67,845	63,447
Adjusted (Non-GAAP) (3)	67,845	66,490

(1) For the three months ended March 31, 2012, adjustments are shown net of tax and are calculated using an effective tax rate of 37.3%, which approximates the Company's statutory tax rate, as adjusted for ordinary permanent differences. For the three months ended March 31, 2011, adjustments are shown net of tax using the effective income tax rate as calculated by dividing the income tax expense by income before income taxes as shown on the consolidated statement of operations for that respective period.

(2) Adjusted net income excludes certain items that the Company believes affect the comparability of operating results. Items excluded generally are non-recurring items or are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash adjustments and impairments such as the change in the Net Profits Plan liability, unrealized derivative (gain) loss, impairment of proved properties, abandonment and impairment of unproved properties, and gain on divestiture activity. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

(3) Adjusted net income per diluted share is calculated using potentially dilutive securities related to unvested restricted stock units, in-the-money outstanding options to purchase the Company's common stock, contingent Performance Share Awards, contingent Performance Stock Units and shares into which the 3.50% Senior Convertible Notes may be converted, as calculated for accounting purposes using the treasury stock method as applied to the Company's net share settlement option for the notes. On a GAAP basis, these items were not treated as dilutive securities in the first quarter of 2011 as the Company reported a GAAP loss for the quarter.

EBITDAX
(In thousands)
	For the Three Months
Reconciliation of net income (GAAP) to EBITDAX (Non-GAAP)	Ended March 31,
	2012	2011

Reported net income (loss) (GAAP)	$26,336	$(18,503)

Adjustments:
Interest income	(70)	(128)
Interest expense	14,278	9,714
Income tax (benefit) expense	15,681	(11,055)
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	169,570	105,356
Exploration	18,607	12,712
Abandonment and impairment of unproved properties	142	3,079
Stock-based compensation expense	4,350	5,551
Unrealized derivative loss	7,652	82,012
Change in Net Profits Plan liability	3,939	14,195
Gain on divestiture activity	(1,462)	(24,915)
EBITDAX (Non-GAAP) (4)	$259,023	$178,018

(4) EBITDAX represents income or loss before interest expense, income taxes, depreciation, depletion, amortization and accretion, exploration, non-cash stock compensation expense, unrealized derivative losses, change in the Net Profit Plan liability, and gains on divestitures. EBITDAX excludes certain items that the Company believes affect the comparability of operating results and can exclude items which are generally one-time or whose timing and/or amount cannot be reasonably estimated. EBITDAX is a non-GAAP measure that is presented because the Company believes that it provides useful additional information to investors for analysis of the Company's ability to internally generate funds for exploration, development, acquisitions, and to service debt. In addition, EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. EBITDAX should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities, profitability, or liquidity measures prepared under GAAP. Because EBITDAX excludes some, but not all items that affect net income and may vary among companies, the EBITDAX amounts presented may not be comparable to similarly titled measures of other companies.